Filed pursuant to Rule 433
Registration Nos. 333-170703
and 333-170703-03

Free Writing Prospectus
Dated December 7, 2011

*ABS NEW ISSUE* CNH Equipment Trust 2011-C  Full Pricing  $810.945MM  CNH Equipment Trust 2011-C

JT-Books: Citi (str), CA, CS

Co-Mgr: DB, JPM, Rabo, SG S

100% POT

CLS	SIZE	S&P/F(*)	WAL	WNDW	EXPCT	LEGAL	BMRK	LEVEL (bp)	YIELD%	CPN%	PX
A1	$175.00MM	A-1+/F1+	0.35	1-9	09/12	01/13	IntL	-8	0.54815	0.54815	100.00
A2	$280.00MM	AAA/AAA	1.17	9-22	10/1	04/15	EDSF	+27	0.902%	0.90%	99.99964
A3	$233.00MM	AAA/AAA	2.49	22-41	05/15	12/16	ISwaps	+48	1.195%	1.19%	99.99502
A4	$99.022MM	AAA/AAA	3.82	41-47	11/15	11/17	ISwaps	+60	1.560%	1.55%	99.98163
B	$23.923MM	A+/A	3.92	47-47	11/15	05/18	ISwaps	+150	2.482%	2.46%	99.96542

(*)-Expected Ratings

Available:	Red, FWP, NetRS, Intex CDI
Pricing:	Wed 12/07
Settle:	12/14/11
First Payment:	1/17/12
Pricing Speed:	20% CPR @ 10% call
Offering Type:	SEC Registered
Min Denoms:	$1k x $1
Bill & Deliver:	Citi
ERISA Eligible:	Yes
Bloomberg Ticker:	CNH 2011-C
Docs Attached:	Red, FWP, cdi file

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded.  Such text has been automatically generated via bloomberg or another system.